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                                  September 18, 1998
                              [REVISED OCTOBER 15, 1998]


PERSONAL & CONFIDENTIAL

Mr. Frederick W. Buckman
c/o Brian Booth, Esq.
Tonkon Torp LLP, Suite 1600
888 SW 5th Avenue
Portland, OR  97204

     RE:  LETTER AGREEMENT REGARDING SEVERANCE BENEFITS
          UNDER PACIFICORP EXECUTIVE SEVERANCE PLAN

Dear Fred:

     You are a Level One eligible employee under the PacifiCorp Executive Severance Plan dated December 1, 1996 ("the Plan"). As a result of the Company's and your agreement concerning your resignation from your position as President and Chief Executive Officer of PacifiCorp, you qualify for benefits under Section 3.03-1(a) of the Plan. Consequently, if you timely resign your employment and satisfy the remaining conditions of Section 3.03 of the Plan you will become a Plan participant and receive benefits thereunder. This Letter Agreement is governed by and subject to the terms of the Plan, including the claims review and dispute resolution procedures identified therein. Terms defined herein shall have the same meaning in the Plan. A copy of the Plan is attached as Exhibit A.

A.   CONDITIONS FOR BENEFITS INCLUDE:

     1. RESIGNATION. Based upon our discussions, your resignation as an officer and director will be effective September 1, 1998. Pursuant to this Letter Agreement, September 25, 1998 will be the effective date of your employment separation (the "Separation Date").

     2. CONSIDERATION PERIOD. You must execute this Letter Agreement at or before 12:00 PM (NOON), OCTOBER 16, 1998 (the "Consideration Period"). You may, of course, execute the Letter Agreement earlier if you wish.

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     3.   WAIVER OF PARTICIPATION IN OTHER COMPENSATION OR EMPLOYEE BENEFIT
PLANS. Section 3.03-1(b) of the Plan requires that you agree in writing to forego any severance rights or benefits under any other severance plan maintained by or agreement with PacifiCorp or any affiliate. You also understand that consistent with Section 3.04-4 of the Plan, you will not receive any other compensation or employee benefits except (1) as provided in this Letter Agreement; (2) your final pay; and (3) any Restricted Stock Award Agreement between you and the Company. You agree to waive the right to participate in any Company compensation or benefit plans to which you might otherwise be entitled, except those specified in this Letter Agreement. You acknowledge and agree that the severance pay and benefits provided to you under this Letter Agreement are in lieu of, and not in addition to, the benefits offered under any other plan, policy or practice that otherwise might be applicable to you as a result of your current or former positions with the Company and its affiliates. You may indicate your acceptance of these conditions by countersigning this Letter Agreement where indicated below.

     4. WAIVER AND RELEASE OF CLAIMS AGAINST THE COMPANY. Section 3.04-4 of the Plan requires that you execute and deliver a waiver and release of claims against the Company and affiliates in the form provided by Employer ("Release"). The Release must be signed on your last day of employment, or by the end of the Consideration Period, whichever is later. That form is attached as Exhibit B and incorporated herein by reference.

     5.   CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION AGREEMENT.
Section 3.04-4 of the Plan requires that you execute any confidentiality, noncompetition, and nonsolicitation agreement required by Employer. That agreement is attached as Exhibit C and incorporated herein by reference.

     6. ASSISTANCE IN DEFENSE OF LITIGATION OR CLAIMS. In the event PacifiCorp or its Affiliates requests your assistance, you agree to assist in the defense of litigation or claims about which you have knowledge without additional compensation during the two-year period covered by your severance pay and benefits ("Separation Period"). After your Separation Period expires, you agree to assist in the defense of such litigation or claims for additional compensation at your base rate of salary on your Separation Date. You will be paid an hourly rate for up to seven (7) hours in one day or a per diem rate for any day in which more than seven (7) hours are worked. You will be reimbursed for any reasonable expenses incidental to this assistance approved in advance by the Company. The Company will reasonably accommodate your scheduling needs and will not make unreasonable demands on your time. You may indicate your acceptance of this condition by countersigning this Letter Agreement below.

     7. REPAYMENT OF SEVERANCE. You agree to repay severance benefits if you are rehired by PacifiCorp or an affiliate or disqualified under the Plan as provided in Section 4.06-1.

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     8.   BREACH.  You must not breach any of the terms of this Letter
Agreement, including without limitation Exhibits B and C. If you breach any material term of this Letter Agreement, you will immediately forfeit all remaining pay and benefits. You acknowledge that the terms of Exhibits B and C are material terms.

B.   SEVERANCE PAY AND BENEFITS

     1. SEVERANCE PAY. In consideration for your execution of this Letter Agreement and fulfilling the other terms and conditions provided under the Plan, the Company will provide you with severance pay in an amount equal to two times the annual cash compensation (as defined in Section 2 of Exhibit A to the Plan),
less applicable state and federal tax withholding.   Payment of severance
benefits will be in twenty-four (24) monthly installments as follows: four (4) payments each in the amount of $104,900 covering the months September through December, 1998; twelve payments each in the amount of $91,500 covering the months of January through December 1999; and eight (8) payments each in the amount of $125,000 covering the months of January through August, 2000. The first payment (less deduction for amounts owing in connection with spousal travel on the corporate aircraft to be calculated consistent with past practice) will be made as soon as practicable following the date you may no longer revoke your Release of Claims, provided you have not revoked the Release of Claims; thereafter, the monthly payments will be made by the end of the month in which they are scheduled. Please refer to C.3., below for information about your revocation period and the Plan for additional information.

     2. SEVERANCE BENEFITS. The Company will also provide you and your covered dependents with three months' group health continuation benefits. Additionally, the Company will provide you with executive outplacement assistance. Please refer to the Plan for additional information.

     3. LUMP SUM PAYMENT. As additional consideration for your execution of Exhibits B and C and in addition to severance benefits provided for under the Plan, the Company will pay you the amount of Five Hundred Twenty Thousand Dollars ($520,000), subject to applicable state and federal tax withholding. Payment will be made as soon as practicable after October 24, 1998, provided you have not revoked the Release of Claims.

     4.   EFFECT OF AGREEMENT ON COMPENSATION AND BENEFITS.

          4.1 HEALTH AND LIFE INSURANCE PLANS. By executing this Letter Agreement you are not waiving any rights you may have as a terminated employee under the Company's group health and life insurance plans.

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          4.2  RETIREMENT PLANS.  This Letter Agreement shall not affect your vested rights to benefits in the PacifiCorp K Plus Plan. You will be eligible to receive a distribution of your entire K Plus account after you terminate employment according to the provisions of the plan.

               4.2.1 SERP. You acknowledge that you are not vested in the Supplemental Executive Retirement Plan ("SERP") and therefore are not entitled to any benefits under this plan.

               4.2.2 PACIFICORP RETIREMENT PLAN. You acknowledge that you are not vested in the PacifiCorp Retirement Plan and therefore are not entitled to any benefits under this plan.

          4.3 DEFERRED COMPENSATION. You will be eligible to receive any deferred compensation you have accrued after you terminate employment with the Company according to the provisions of the Compensation Reduction Plan. Timing of such payments is governed by your prior timely elections and subject to plan provisions.

          4.4 LONG-TERM INCENTIVE PLAN ("LTIP") AND PACIFICORP STOCK INCENTIVE PLAN. To the extent that option grants have vested prior to your employment separation, you will retain those options as provided for in the Stock Incentive Plan and any Nonstatutory Stock Option Agreement issued under the authority of the aforementioned plans, including without limitation stock awards pursuant to your Incentive Compensation Agreement dated February 1, 1994. Pursuant to the Company's Nonstatutory Stock Option Agreement, vested options may be exercised prior to the expiration of thirty (30) days after the date of employment termination, that is within thirty (30) days of September 25, 1998. You acknowledge that the Company has transferred to you or your account in the Compensation Reduction Plan, any stock vested prior to your resignation under the LTIP, and related agreements. Your Restricted Stock Agreements under the LTIP and Stock Incentive Plan will be amended to vest the 51,963 unvested shares granted prior to your termination. Distributions of stock will be made as soon as practicable after October 24, 1998, provided you have not revoked the Release of Claims.

C.   OTHER

     1. PLAN DOCUMENT. The Plan is attached as Exhibit A. The Plan is governed by Employee Retirement Income Security Act ("ERISA"), and is administered and maintained primarily for the purpose of providing benefits for a select group of management or highly-compensated employees.

     2. RESPONSIBILITY FOR EVALUATION OF TAX CONSEQUENCES. You have sole responsibility for evaluation of any tax issues arising from or related to this Letter Agreement. The Company takes no responsibility for any tax consequences to you and

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makes no representation regarding the tax treatment of your pay or benefits described in Section B of this Letter Agreement or otherwise.

     3. OLDER WORKERS' BENEFIT PROTECTION ACT NOTICE. The Older Workers' Benefit Protection Act contains specific conditions for "knowing and willing" release of certain claims by employees over age forty (40). The Company's understanding of these requirements and conditions is as follows:

          (a) CONSULTATION WITH ATTORNEY. You have the right to consult with an attorney of your choice before you sign this Letter Agreement and the Release. No one in the Company is authorized to give you advice on whether or not to consult with an attorney or whether or not to sign this Letter Agreement or the Release. The decision whether to consult an attorney or not is yours alone. The Company does not pay for legal fees.

          (b) CONSIDERATION PERIOD. The Company is providing you a Consideration Period of at least twenty-one (21) calendar days (Section A.2) to consider this Letter Agreement and the Release and decide whether to accept severance pay and benefits and sign this Letter Agreement and the Release. However, if you do not sign and return this Letter Agreement within the Consideration Period and the Release by the end of the Consideration Period or on your last day of employment, whichever is later, you will not be eligible for the severance pay and benefits.

          (c) PERIOD OF REVOCATION. After you have signed the Release, you have seven (7) calendar days to revoke your acceptance of benefits as indicated on this Letter Agreement and the Release (Section A.4). By revoking this Letter Agreement and the Release, you are exercising your right to change your mind. If you revoke this Letter Agreement and the Release, though, you will not be eligible to receive the severance pay and benefits.

          (d) EXCHANGE FOR CONSIDERATION. The Release is in exchange for "consideration" (benefits), which exceeds anything to which you otherwise may have been entitled. This means that you will receive severance benefits that you would not otherwise receive from the Company. Severance benefits are extra, in part, because you signed the Release.

     4. CONFIDENTIALITY OF NEGOTIATIONS AND LETTER AGREEMENT. You agree not to disclose to any person, agency or court the terms and conditions of this Letter Agreement and our discussions concerning your separation from employment unless compelled to do so pursuant to legal process (e.g., a summons or subpoena) or otherwise required by law. You may discuss the Letter Agreement with your attorney, financial adviser, certified public accountant or immediate family members on a confidential basis.

     5. PAYMENT UPON DEATH. In the event of your death, any remaining payments or distribution of stock provided for herein shall be made to your estate or designated beneficiary at the time specified in this Letter Agreement.


     6. ENTIRE AGREEMENT. All agreements between the parties are embodied and expressed in this Letter Agreement including its attachments. You acknowledge that no representations have been made to you by the Company other than those set forth herein. The terms of this Letter Agreement are contractual and not mere recitals.

     Please read this Letter Agreement carefully. If it meets with your acceptance, please sign and return it to me no later than 12:00 p.m. (noon) (Pacific Standard Time), OCTOBER 16, 1998.


                              Sincerely,



                              Nolan E. Karras
                              Chairman, Personnel Committee
                              PacifiCorp Board of Directors

Attachments:   Exhibit A:  PacifiCorp Executive Severance Plan
               Exhibit B:  Release of Claims
               Exhibit C:  Confidentiality, Noncompetition and Nonsolicitation
Agreement

ACKNOWLEDGMENT AND AGREEMENT:


I have read this Letter Agreement including its Attachments. I understand that by signing below I am entering a legal agreement and releasing legal rights. I have chosen voluntarily to enter this Letter Agreement after careful consideration.


---------------------------------------      -----------------------------------
Frederick W. Buckman                         Date

                                      EXHIBIT B

                                 RELEASE OF CLAIMS

     This Release of Claims (the "Release") is made and executed by me, the undersigned employee, in connection with my separation from employment with PacifiCorp, an Oregon corporation and in consideration of my receiving severance pay and benefits of value as provided for under that certain Letter Agreement dated September 18, 1998 [revised October 15, 1998] (the "Agreement"). These benefits are substantial consideration to which I am not otherwise entitled.

     I hereby release PacifiCorp and its related corporations, affiliates, joint ventures, and partnerships, all predecessor and successor organizations for all entities referred to in this paragraph and all current and former partners, joint ventures, officers, directors, employees, agents, insurers, shareholders, representatives and assigns of all of the aforementioned and all other persons who might be claimed as liable (collectively the "Company") from any and all liability, damages or causes of action, direct or indirect, whether known or unknown, which have been or could have been asserted by me relating to my employment with the Company or the termination of that employment, including but not limited to any claims for additional compensation or benefits in any form, or damages. This Release specifically includes, but is not limited to, all claims for relief or remedy under any state or federal laws, including but not limited to the Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 USC Sections 1981-88), the Civil Rights Act of 1991, the Equal Pay Act, sections 503 and 504 of the Vocational Rehabilitation Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Older Workers' Benefit Protection Act, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Fair Labor Standards Act, Executive Order 11246, all as amended, and any other regulations under such authorities and all other civil rights, employment and labor laws of any state or the United States, and all applicable contract, tort or other common or statutory law theories.

     This Release shall not affect any rights which I may have under any Company health insurance plans or vested rights under the retirement plan(s) maintained by the Company.

     I acknowledge that I have been given a specified period of time, as set forth in the Agreement, to consider my election to accept benefits under the Agreement and to sign this Release and that the Release must be signed on the later of my last day of active employment or the end of the consideration period; that I am being provided with a period of seven (7) days following execution of this Release in which I may revoke, at my sole election, my Agreement and my Release; and that unless I so revoke, my Agreement will be effective the date it is signed and my Release will be fully effective and irrevocable on the eighth (8th) day after it is signed. I further understand I must execute this Release in order to be entitled to receive the benefits offered under the Agreement and that the Company is not obligated to give me any benefits under the Agreement until the revocation period has passed without my exercising the right to revoke.

     I acknowledge that I have had time to consider the alternatives and consequences of my signing the Agreement and the Release; that I am aware of my right to consult an attorney or financial advisor at my own expense; and that, in consideration for executing this Release and my Agreement, I have received additional benefits and compensation of value to which I would not otherwise be entitled.

     Every provision of this Release is intended to be severable. In the event a court or agency of competent jurisdiction determines that any term or provision contained in this Release is illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other terms and provisions of this Release which shall continue in full force and effect.


I HAVE READ THE FOREGOING RELEASE AND UNDERSTAND THE EFFECT OF THIS RELEASE. I UNDERSTAND THAT I AM RELEASING LEGAL RIGHTS AND VOLUNTARILY ENTER INTO THIS RELEASE.


                              Dated:                         , 1998
                                    -------------------------


                              -----------------------------------
                              Frederick W. Buckman

                                      EXHIBIT C

                           CONFIDENTIALITY, NONCOMPETITION
                            AND NONSOLICITATION AGREEMENT

     In consideration of benefits provided to me pursuant to the PacifiCorp Executive Severance Plan ("Plan"), I agree to the following terms:

     1. CONFIDENTIALITY. I acknowledge that in the course of my employment I had access to proprietary information, trade secrets, and other information treated by PacifiCorp, an Oregon corporation, and its affiliates (collectively referred to as "Employer") as confidential (hereinafter collectively referred to as "Confidential Information"), that such information is a valuable asset of Employer and that its disclosure or unauthorized use will cause Employer irreparable harm. As used in this Agreement, the term "Confidential Information" means: (a) proprietary information of Employer; (b) information marked or designated by Employer as confidential; (c) information that is known to me to be treated by Employer as confidential and (d) information provided to Employer by third parties which Employer is obligated to keep confidential. Confidential Information includes but is not limited to trade secrets as defined under the Uniform Trade Secrets Act, all information relating to Employer's business strategies, pricing, customers, technology, products, costs, employee compensation, marketing plans, computer programs or systems, inventions, developments, and trade secrets of every kind and character. I agree that I will not disclose any Confidential Information to any person, agency or court unless compelled to do so pursuant to legal process (E.G., a summons or subpoena) or otherwise required by law and then only after providing the Employer with prior notice and a copy of the legal process, nor will I use such Confidential Information for my own benefit or that of any other person, corporation, government or other entity except as is required by law. I agree that upon my separation from employment (or earlier if requested by Employer), I will return to Employer all originals and copies of documents and other materials relating to Employer or containing or derived from Confidential Information that are in my possession or control, accompanied, if requested, by written certification signed by me and satisfactory to Employer to the effect that all such documents and materials have been returned.

     2. AGREEMENT NOT TO DISCUSS PACIFICORP MATTERS. I acknowledge and understand that my knowledge of the Company's business, its relationships or prospective relationships with other businesses or entities, information about its executives, board of directors, or their thinking about business strategy could benefit others and harm PacifiCorp. Consequently, I agree not to discuss nor provide information to anyone about PacifiCorp or its executives or board of directors. To the extent that there is information about PacifiCorp, its executives or board of directors that I desire to share with potential employers, I agree to discuss such information in advance with the Chief Executive Officer and/or Chief Operating Officer of PacifiCorp and agree not to disclose such information without consent from PacifiCorp.

     3. NONCOMPETITION AND NONSOLICITATION OF EMPLOYEES. In order for PacifiCorp to reasonably protect its interests in the competitive use of any Confidential Information, knowledge or relationships concerning the business of Employer to which I have had access to because of the special nature of my employment by Employer, I agree that I will not for a period of two (2) years after I qualify for benefits under the Plan, directly or indirectly, whether as officer, director, employee, stockholder, agent, partner, consultant, paid or unpaid advisor, or otherwise work for, engage in, or have any interest in or connection with any of the following without prior written approval of the Chief Executive Officer or Chief Operating Officer of the Company: (1) any business (including without limitation utilities or marketers), agency, cooperative, governmental entity or publicly-owned energy provider within the Western United States (defined below) which competes with Employer's wholesale or retail electricity marketing efforts (including without limitation competition from alternate fuel providers) or (2) businesses within the Western United States in which Employer was actually engaged or preparing to engage as of the time my employment ended, or (3) businesses within the Western United States in which the Employer is engaged or are contemplated within Employer's strategic planning efforts as of the date of execution of this Agreement. For the purposes of this Agreement, the Western United States shall mean the states of Montana, Wyoming, Colorado, Idaho, Utah, New Mexico, Washington, Oregon, Nevada, Arizona and California. Nor will I solicit, divert or take away the employment of any employees or customers of the Employer for a period of two (2) years after my employment with Employer ends. The noncompetition restriction is not applicable to: (a) ownership of not more than ten percent of the stock of any publicly traded corporation; (b) employment in or for PG&E's non-regulated gas transmission business; (c) work for a business which competes with Employer, where the work is for a division or section of such entity which is in a business not competitive with Employer's ongoing or planned business; or
(d) work for a competitor where the job assignment is not one where Employer's Confidential Information would be of a potential benefit; provided however, that exclusions (c) and (d) are applicable only upon the condition that I notify Employer prior to commencing such work and provide reasonable assurance to Employer that Employer's Confidential Information will be protected against unauthorized disclosure or use. I specifically acknowledge and agree that the terms of this provision are reasonable in every respect and, in particular, because of the competitive and specialized nature of the Employer's business, including without limitation the changing power-marketing environment and increased competition resulting from open access of transmission in the electric power market, and changes in the international energy market, that it is reasonable to include all of the Western United States and other geographic areas where the Company has or plans investments, as the geographic limitation in this provision. If a court holds that any portion of this paragraph is unenforceable, the maximum restrictions of time, scope of activities, and geographic area reasonable under the circumstances will be substituted for any such restrictions held unenforceable.

     4. DISPUTES. The rights and obligations under this Agreement shall in all respects be governed by federal law or the laws of the state of Oregon, as applicable, without regard to the choice of law rules. Venue in any legal action shall exist exclusively in state or federal courts in Oregon. The prevailing party in any such litigation will be entitled to recover all reasonable attorneys' fees and other expenses, including attorneys' fees and expenses in connection with any trial, appeal, or petition for review.

     5. INJUNCTIVE RELIEF. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by me and that Employer shall be entitled to specific performance and injunctive relief as remedies for any such breach. I understand that such remedies shall not be deemed to be the exclusive remedies in the event of my breach of this Agreement, but shall be in addition to all other remedies available at law or in equity to Employer.

     6. SEVERABILITY. IF ANY PROVISION OF THIS AGREEMENT IS OR BECOMES UNENFORCEABLE, ALL REMAINING PROVISIONS SHALL REMAIN VALID AND ENFORCEABLE.



Frederick W. Buckman                         Date